Exhibit 10.1

RETAINER AGREEMENT

TITAN IRON ORE CORP. ("the Client") engages Wolfe Axelrod Weinberger Associates LLC (“WAW”), as its financial public relations firm for WAW to undertake and provide a program of financial communications and investor relations, as of November 1, 2011 (the "Effective Date").

This agreement is intended to memorialize the duties and responsibilities of the parties with respect to such services and Information (as defined below) concerning the Client.

The terms of the engagement are as follows:

1.           Base Retainer Fee:

(a)           A base retainer fee shall be due to WAW as follows:

(i)	During the first year of this engagement at the rate of $ 8,000.00 per month.

(ii)	If this engagement is extended, then the monthly fee shall be at a rate to be agreed upon, not to be less than $ 8,000.00 per month.

(b)           Additional Compensation--Options to Purchase Client Stock.

In addition to the monthly retainer, and subject to the adoption of a Stock Option and Stock Award Plan and approvals, as needed, from the Board of Directors, Shareholders, and regulatory authorities, which Client agrees to pursue diligently, Client grants to WAW Options to purchase 500,000 fully paid and non-assessable (assuming payment of the exercise price) shares of common stock of Client, exercisable at a price that is mutually agreed upon.

The Options shall be deemed issued on the effective date of this Agreement (“the grant date”) and shall vest ratably over the term of the agreement.

(i)
Each Warrant will have a three-year duration commencing with the grant date.  The Options will be granted prior to the Client’s adoption of a stock option plan but such options will specifically be subject to the terms of any stock option plan adopted by the Client in due course.

(ii)
The Options may not be transferred without the prior written consent of the Client, which shall not be unreasonably withheld, delayed or conditioned provided the transfer complies with applicable securities laws.

(iii)
Until exercise of the Options and tender of the exercise price, the exercising holder shall not be deemed to be a shareholder for all purposes.  However, if rights to purchase any class of equity securities are offered to the holders of equity securities, then such rights shall be offered to the holders of Options on the same basis as if they were holders of the underlying shares into which the Options may be exercised.

(iv)
Appropriate adjustments in the number of Options and Warrant exercise price shall be made for all recapitalizations, reorganizations, mergers, stock splits, stock dividends and other changes in the capital structure of the Client.  Upon the request of WAW, the Client shall provide to WAW a certificate issued by its chief financial officer setting forth any adjustments in the number of Options or Warrant exercise price required by this subparagraph.

2.	WAW Duties. In its role as financial public relations advisor to the Client, WAW shall assist the Client to:

(a)
Analyze the Client's business and industry, following which a comprehensive fact sheet summarizing the Client's corporate and financial profile will be created/revised for distribution to investment professionals and the press.  Client shall be responsible for the accuracy of the statement therein and shall hold WAW harmless from and against any claims relating thereto.  WAW shall advise and assist the Client in distributing the profile utilizing WAW’s relationships, including the Dow Jones wire service and ticker.

(b)	Contact appropriate investment newsletters and encourage editors to research Client as a possible investment opportunity.

(c)
Work collaboratively with Client to develop a written strategy to promote Client to the financial and trade press, key decision leaders, and industry-relevant meetings in the professional healthcare placement and related industries.

(d)
Work collaboratively with outside agencies, if engaged, whose primary responsibility will be public relations, branding, marketing materials, placement in trade publications, and public speaking engagements at trade events.

(e)	Counsel the Client in its overall activities with the financial community through consultation with its management.

(f)
Write and/or edit, and make suggestions concerning all press releases, quarterly reports to shareholders, annual shareholder letter and other written communications as well as disseminate such information through appropriate channels.

(g)	Prepare/revise, along with management, presentation materials for meetings with the investment community.

(h)
Establish a mailing list of financial contacts for the benefit of Client, and maintain and update the list.  This mailing list shall be utilized by Client at any time during the term of WAW’s engagement but shall remain the sole property of WAW.  However, any shareholder or other names given to WAW by Client shall remain the sole property of the Client.  All names acquired by WAW in the course of its activities for the Client will be supplied to the Client on written request made during the engagement period.  WAW represents that any names or contact information provided to WAW by it or its agents or representatives shall not include any individuals that have requested not to be contacted, including, without limitation individuals that have been listed on any state of federal so called “do not call list”.

(i)
WAW will endeavor to arrange meetings with qualified brokers, money managers, institutional investors, analysts, portfolio managers, etc. in regional financial centers such as NYC, Boston, Los Angeles, San Francisco, Chicago, Minneapolis and Philadelphia. In addition, WAW will use its best efforts to arrange to have Client present at appropriate investor conferences.

3.           Term, Renewal and Early Termination of Engagement.

(a)           Term. This Agreement shall commence upon execution of this letter agreement.

(b)
The engagement of WAW to perform services hereunder shall continue for a period of twelve (12) consecutive months starting with the commencement date and ending on the last day of the 12th month following such date, provided, however, that either party may terminate on 30 days notice to the other commencing five months from the date of this Agreement.  The engagement may be renewed for additional periods under the terms and conditions of this Agreement, by mutual agreement of the parties.

(c)
For each renewal term, the parties shall negotiate in good faith concerning the appropriate annual base retainer fee and appropriate option grants.  Until they reach agreement, the fee due for the prior month shall continue as the monthly fee due to WAW for its services.

(d)           Early Termination of Engagement Upon Notice.

(i)
WAW may resign as an advisor to the Client upon notice to Client at any time when securities of the Client are suspended from trading by order of the Securities and Exchange Commission, by any exchange or market upon which its securities are listed or are delisted by such exchange or market, or if the Client fails to provide to WAW accurate and timely information that WAW determines to be necessary for it to perform its duties hereunder, or if the Client fails to take advice from WAW that WAW determines, in its sole discretion, can be expected to place the Client, its officers, directors or advisors (including, without limitation, WAW) at risk from a financial or reputation point of view, or if a breach of this Agreement by Client shall not be timely cured by the Client to the reasonable satisfaction of WAW, or if WAW determines in its sole judgment, to be sufficient to cause it to no longer wish to advise the Client.  A resignation by WAW under this paragraph shall terminate the obligation of Client to pay base retainer fees to WAW from and after the effective date of the resignation, but shall not affect the options granted to WAW or the other rights of WAW hereunder.

(ii)
Either party may terminate this Agreement immediately upon actions by the second party or its principals that are fraudulent in nature or where such party is charged or convicted of a crime involving moral turpitude, or is charged or is under investigation by a securities regulatory authority.

(iii)
During the first 5 months of this Agreement Client may terminate this agreement in the event of a material breach by WAW of its obligations hereunder which breach is not cured by WAW within 10 days of receipt of notice of such breach, assuming such breach may be cured by WAW. Thereafter Client may terminate this Agreement on 30 days’ notice.

(e)
Return of Property Upon Termination of Engagement.  Upon termination of WAW’s services under this Agreement, WAW shall return to the Client all tangible personal property owned by the Client and in WAW’s possession or control (other than such Information and property that WAW deems in good faith to be necessary to retain for potential or actual litigation or purposes of governmental investigations), conditioned upon receipt of full payment by the Client of all amounts due and owing under this Retainer Agreement and Client’s performance of its duties and obligations hereunder.

(f)	Survival. The provisions of Sections 1, 4, 6, 7, 9 and 10 and Annex A shall survive the expiration or termination of this Agreement or of WAW’s engagement to provide services hereunder.

4.           Out-of-Pocket Expenses.

(a)
Client shall reimburse WAW for any and all pre-approved expenses incurred and expenditures made on behalf of the Client during the Term of this engagement.  If monthly expenses are expected to exceed $500, then any further expense shall be subject to pre-approval in writing by Client.  All expenses shall be submitted to the Client with appropriate backup.  No mark up will be applied by WAW to any expenses incurred by WAW for the client.  These expenses include, but are not limited to, the following:

Telephone, photocopying, postage for releases and postage for inquiries, messenger service, information retrieval service, monitoring advisory service, all production costs for printing releases including the paper, envelopes, folding, insertion, and delivery to the post office, all travel and entertainment expenses, and all meeting expenses including rental of audio/visual equipment.

(b)
Termination Expenses.  All unpaid bills must be paid in full at the time of resignation or termination WAW’s duties as an advisor.  Resignation or termination shall not relieve the Client of its obligation to pay all amounts accrued prior to such termination and shall not limit WAW from pursuing other remedies which may be available to it.

5.
Approval.  All stockholder communications, press releases and other materials prepared and disseminated on the Client’s behalf by WAW will be subject to the Client’s prior approval as to form and content.  Client shall be solely responsible for the content, timeliness and accuracy of the information.

6.           Confidentiality: Use of Information.

(a)
The Client will furnish (or will use reasonable efforts to cause its counsel and other third parties to furnish) to WAW accurate and complete information as may be necessary or appropriate for purposes of performing services under this Agreement (the "Information").  Client recognizes and confirms that WAW assumes no responsibility for the accuracy and completeness of the Information (including information available from generally recognized public sources) and will be using and relying upon the Information (and information available from generally recognized public sources) without assuming responsibility for independent verification or independent evaluation of any of the assets or liabilities (contingent or otherwise), business, prospects or other Information of or relating to the Client or any third party.  As provided in Annex A, which is incorporated herein by reference, WAW agrees to use reasonable commercial efforts to preserve the confidentiality of any confidential information disclosed by the Client to WAW, except for such disclosure as may be required by court order, subpoena or other judicial process.  WAW shall use reasonable commercial efforts to accurately disseminate Information provided to it by the Client.  WAW assumes full and complete responsibility and liability only for the means and methods of dissemination of the financial and other Information furnished to it by the Client, but shall not be responsible for the content.

(b)
If WAW or any of its representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Information or other materials in its possession, it shall provide the Client with notice of any such request or requirement so that the Client may seek a protective order, confidential treatment or other appropriate remedy and/or waive compliance with the provisions of this letter agreement.  If, in the absence of a protective order or other remedy or the receipt of a waiver from the Client, WAW or any of its representatives may nonetheless, upon the advice of its outside counsel, legally compelled to disclose Information or materials to any tribunal, commission, board, exchange, market or governmental agency or else stand liable for contempt or suffer other censure or financial penalty, WAW or its representative may, without liability hereunder, disclose to such requester the Information or materials which such counsel advises it that WAW is legally required to be disclosed.

(c)
WAW acknowledges that it is an offence to trade in the securities of the Client while in possession of material information regarding the Client that has not been publicly disclosed by the Client.  Client agrees to comply with the terms of any insider trading policy adopted by the Client from time to time.

7.
Indemnification.  As WAW will be acting on Client’s behalf, Client agrees to indemnify WAW, its officers, managers and members, and WAW agrees to indemnify Client, in the manner set forth in Annex A which is attached and incorporated by reference in its entirety to this Agreement.

8.
Independent Contractor. The Client acknowledges that in performing its services, WAW is acting as an independent contractor, and not as a fiduciary, agent or otherwise, with duties owing solely to the Client.  Client acknowledges that WAW has and will have other clients that may compete with or be adverse to Client in litigation or other matters.  Client consent thereto and agrees that WAW may represent or continue to serve such entities during the term of this engagement.  WAW has no authority to bind the Client or to make representations or warranties on behalf of the Client.

9.
Legal Recourse.  Any dispute(s) or claim(s) with respect to this Agreement or the performance of any obligations there under, may be brought in a court of competent jurisdiction in the State of New York.  The Client and WAW, each, irrevocably submits to the jurisdiction of any court of the State of New York located in the City and County of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or relating to this Agreement, the options, the securities mentioned herein or WAW’s engagement hereunder.  Each of the parties, recognizing the costs and uncertainty of trial by jury hereby waives any right it may have to a trial by jury in respect of any claim brought by or on behalf of either party based upon, arising out of or in connection with this Agreement, the options, the securities mentioned herein or WAW’s engagement hereunder.

10.           Miscellaneous.

(a)
This Agreement and the Annexes hereto set forth the entire understanding of the parties concerning its subject.  It may not be modified, terminated or superseded and no provision may be waived orally.  Amendments, termination, superseding agreements and waivers must be in a writing specifically referencing this Agreement if they are to be effective.

(b)
This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein.  Any choice of law rules that might apply any other laws shall not apply.

(c)
All rights, liabilities and obligations hereunder will be binding upon and inure to the benefit of Client and WAW, each Indemnified Party (as defined in Annex A) and their respective successors and permitted assigns.

This is a personal services agreement and cannot be assigned or delegated, by either party, without the prior written consent of both parties, which consent shall not be unreasonably withheld, delayed or conditioned.  Unauthorized assignments shall be null and void.

WOLFE AXELROD WEINBERGER ASSOC. LLC.	TITAN IRON ORE CORP.

/s/ Stephen D. Axelrod	/s/ Andrew Brodkey
Stephen D. Axelrod, CFA	Andrew Brodkey
Managing Member	President and CEO

Date: 10/26/2011	Date: 10/22/2011

ANNEX A

INDEMNIFICATION

This Annex is an integral part of an engagement Agreement with

WOLFE AXELROD WEINBERGER ASSOC. LLC (“WAW”).

1.
Client agrees to indemnify and hold harmless WAW and its affiliates and their respective present and former members, directors, officers, employees, agents and controlling persons (each such person, including WAW, an "Indemnified Party") to the extent fully permitted by law from and against any losses, claims, damages and liabilities, joint or several (collectively, the "Damages"), to which such Indemnified Party may become subject in connection with or otherwise relating to or arising from any use or dissemination of Information as such term is given meaning under the Agreement or the performance by WAW of services by an Indemnified Party hereunder, and will reimburse each Indemnified Party for all fees and expenses (including the fees and expenses of counsel) (collectively, "Expenses") as incurred in connection with investigating, preparing, pursuing or defending any threatened or pending claim, action, proceeding or investigation (collectively, the "Proceedings") arising therefrom, whether or not such Indemnified Party is a formal party to such Proceeding.  However, the Client will not be liable to any such Indemnified Party to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.  The Client also agrees that no Indemnified Party will have any liability (whether direct or indirect, in contract, tort or otherwise) to the Client or any person asserting claims on behalf of the Client arising out of or in connection with any transactions contemplated by this letter agreement or the engagement of or performance of services by any Indemnified Party hereunder except to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party.

2.
WAW agrees to indemnify and hold harmless the Client and its affiliates and their respective present and former members, directors, officers, employees, agents and controlling persons (each such person, including the Client, also an "Indemnified Party") to the extent fully permitted by law from and against any losses, claims, damages and liabilities, joint or several (collectively, the "Damages"), to which such Indemnified Party may become subject in connection with the negligent, reckless or willful breach of due care by WAW in the performance of its duties hereunder and WAW will reimburse each Indemnified Party for all fees and expenses (including the fees and expenses of counsel) (collectively, "Expenses") as incurred in connection with investigating, preparing, pursuing or defending any threatened or pending claim, action, proceeding or investigation (collectively, the "Proceedings") arising therefrom, whether or not such Indemnified Party is a formal party to such Proceeding.  However, WAW will not be liable to any such Indemnified Party to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.  WAW also agrees that no Indemnified Party will have any liability (whether direct or indirect, in contract, tort or otherwise) to WAW or any person asserting claims on behalf of WAW arising out of or in connection with any transactions contemplated by this letter agreement except to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party.

3.
If for any reason other than in accordance with the Agreement, the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the party to indemnify will contribute to the amount paid or payable by an Indemnified Party as a result of such Damages (including all Expenses incurred) in such proportion as is appropriate to reflect the relative benefits to the party to indemnify and/or its stockholders on the one hand, and Indemnified Party on the other hand, in connection with the matters covered by the Agreement or, if the foregoing allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any relevant equitable considerations. Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any alleged conduct relates to information provided by the party to indemnify or other conduct by the party to indemnify (or its officers, directors, principal stockholders, advisors, employees or other agents) on the one hand, or by the Indemnified Party on the other hand.

4.
The parties agree not to enter into any waiver, release or settlement of any Proceeding (whether or not WAW, Client or any other Indemnified Party is a formal party to such Proceeding) in respect of which indemnification may be sought hereunder without the prior written consent of WAW or Client, as the case may be (which consent will not be unreasonably withheld), unless such waiver, release or settlement (i) includes an unconditional release of each Indemnified Party from all liability arising out of such Proceeding and (ii) does not contain any factual or legal admission by or with respect to any Indemnified Party or any adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

5.
The indemnity, reimbursement and contribution obligations of either Party hereunder will be in addition to any liability which the Party may have at common law or otherwise to any Indemnified Party and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Party or an Indemnified Party.  The provisions of this Annex will survive the modification or termination of the Agreement and may not be modified, waived, amended or superseded unless such act is memorialized in a writing signed by the Client and by WAW and each affected Indemnified Party.  Oral waivers, amendments, termination or superseding agreements shall be of no effect.

INVOICE

TITAN IRON ORE CORP.

Retainer fee for the first month, 2011-, 2011 – $8,000